Exhibit 99.1

2004-9

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON OUTLOOK MODIFIED BY STANDARD & POOR’S

HOUSTON (May 5, 2004) — Cooper Cameron Corporation (NYSE: CAM) has been advised by Standard & Poor’s that the Company’s senior unsecured debt rating, including the proposed offering of $200,000,000 Convertible Senior Debentures due 2024, will be changed from A- (outlook stable) to A- (outlook negative).

     Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

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Website: www.coopercameron.com